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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Amendment No. 1 to the Registration Statement on Form F-3 of Kingsway Financial Services Inc. of our auditors' reports dated February 18, 2002, except as to note 13 (a), which is as of February 27, 2002, and to note 13 (b) and (c), which is as of December 4, 2002 on the consolidated balance sheets of Kingsway Financial Services Inc. as at December 31, 2001 and 2000, and the consolidated statements of operations, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedules, which appear in such Registration Statement and consent to the use of our auditors' report incorporated by reference therein. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.


KPMG LLP

Toronto, Canada
December 4, 2002